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                                                                    Exhibit 99.4


     SHARE PURCHASE AGREEMENT (this "Agreement"), dated as of January 8, 2003, among Elbit VFlash Inc. ("Seller"), a Delaware Corporation, Elbit VFlash Limited, a company incorporated under the laws of the Isle of Man company ("EVL") and Elbit Ltd, an Israeli company ("Purchaser").

     WHEREAS Seller is wholly-owned by EVL and EVL is wholly-owned by Purchaser; and

     WHEREAS Seller owns 4,100,000 shares of common stock of 24/7 Real Media, Inc (NASD:TFSM) ("24/7"); and

     WHEREAS Seller is indebted to EVL in amounts exceeding the Aggregate Value of Shares (as defined below) on account of loans provided by EVL to Seller plus accrued interest thereon ("Seller Loans"); and

     WHEREAS EVL funded the Seller Loans in part through back-to-back loans from Purchaser in amounts exceeding the Aggregate Value of Shares (as defined below) plus accrued interest thereon (" EVL Loans" and together with the Seller Loans, the "Loans"); and

     WHEREAS, subject to the terms and conditions set forth in this Agreement, Seller desires to sell 2,050,000 of its shares of common stock of 24/7 (the "Shares") to Purchaser and Purchaser desires to purchase the Shares from Seller in consideration for partial repayment of the Loans.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

                                    ARTICLE I
                           PURCHASE AND SALE OF SHARES

     1.1 Purchase and Sale. Subject to the terms and conditions set forth herein, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the Shares in consideration for the partial repayment of the Loans in an amount equal to the aggregate value of the Shares at the closing market price of the Shares on January 7, 2003 amounting to $512,500 (the "Aggregate Value of the Shares"). Upon the Closing, the Seller Loans and the EVL Loans shall each be reduced respectively by an amount equal to the Aggregate Value of the Shares.

     1.2 The Closing. (a) The closing (the "Closing") of the purchase and sale of the Shares, shall take place at the offices of the Purchaser, 3 Azrieli Center, 42nd Floor, Tel Aviv or at such other place as may be agreed among the parties, on the date of signature hereof.

          (b) At the Closing, (i) Seller shall deliver (A) to Purchaser or its designee the stock certificate representing the Shares, accompanied by a share transfer deed in form reasonably satisfactory to Purchaser and duly executed by Seller for the transfer of the Shares; (B) to Purchaser a copy of the Investor Rights Agreement relating to the Shares dated September 19, 2002 (" Investor Rights Agreement") ; and (C) to Purchaser, copy of written notification to 24/7 of the transfer of the Shares to Purchaser and the assignment of the Seller's rights under the Investor Rights Agreement stating the name and address of the Purchaser and identifying the Shares as to which the rights in question are being assigned or transferred; and (ii)





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Purchaser shall deliver to Seller a copy of Purchaser's consent in writing to
24/7 to receive such assigned or transferred rights subject to all the terms and conditions of the Investors Rights Agreement, including without limitation the provisions of Section 3.1 thereof.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

     2.1 Representations, Warranties and Agreements of Seller. Seller hereby represents and warrants to Purchaser as follows:

          (a) Organization; Authority. Seller is a corporation, duly organized and validly existing under the laws of the State of Delaware, is in good standing under such laws and is authorized to exercise all of its corporate powers, rights and privileges. Seller has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by Seller and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Seller and no further corporate action for such authorization is required of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

          (b) Ownership of Shares. Seller is the sole record and beneficial owner of the Shares. Seller will transfer to Purchaser at the Closing valid title to the Shares , free and clear of any and all taxes, pledges, liens, charges, restrictions on transfer, other encumbrances and any other rights of third parties (collectively, "Liens").

          (c) No Conflicts. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated thereby in accordance with the terms hereof do not and will not (i) conflict with or violate any provision of certificate of incorporation, other corporate documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement to which the Seller is a party or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority applying to Seller.

     2.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

          (a) Organization; Authority. Purchaser is a company duly organized and validly existing under the laws of the State of Israel, is in good standing under such laws and is authorized to exercise all of its corporate powers, rights and privileges. Purchaser has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by Purchaser and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Purchaser other than the approval of such transactions at a general meeting of the shareholders of Purchaser as required by applicable law, and no further corporate action for such authorization is required of Purchaser. This





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Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

          (b) No Conflicts. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated thereby in accordance with the terms hereof do not and will not (i) conflict with or violate any provision of its memorandum of association, articles of association or other charter documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument (evidencing a Purchaser debt or otherwise) to which Purchaser is a party or by which any property or asset of Purchaser is bound or affected, other than such conflicts, defaults, or rights of termination, amendment, acceleration or cancellation which would not have a material adverse effect on the business of Purchaser and its subsidiaries taken as a whole, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority applying to Purchaser, or by which any property or asset of Purchaser, is bound or affected.

          (c) Purchase "As Is". Purchaser is fully familiar with business, affairs and condition of 24/7 in all respects, and agrees to purchase the Shares, on an "As Is", basis without reliance on any representation of Seller other than Seller's representations expressly set forth in Section 2.1 hereof.

          (d) Investment. Purchaser is acquiring the Shares, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the U.S. Securities Act of 1933 ("Securities Act"). Purchasers understand that the Securities to be purchased by Purchasers have not been and will not be (except as contemplated by the Investors' Rights Agreement) registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

          (e) Experience; Accredited Investor. Purchaser has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares and protecting its own interests in connection with such investment. Purchaser is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

          (f) Rule 144. Purchaser acknowledges that the Shares are restricted securities within the meaning of applicable securities laws, have not been registered under the Securities Act, and must be held indefinitely unless subsequently registered under the Securities Act and applicable state and other securities laws or unless an exemption from such registration is available. Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act that permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. The Shares will bear a legend reflecting these conditions on transferability thereof.

          (g) Information. Purchaser believes it has had an opportunity to discuss 24/7's business, management and financial affairs with the 24/7's management and an opportunity to review 24/7's financial statemets. Purchaser represents and acknowledges that it believes it has had an opportunity to ask questions and receive answers from 24/7's officers, employees and directors





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regarding the terms and conditions of the offering of the Shares. Purchaser has sought such advice as Purchaser considered necessary to make an informed investment decision with respect to acquisition of the Shares.

                                   ARTICLE III
                                  MISCELLANEOUS

          3.1 Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

          3.2 Notices. All notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the first regular working day of the addressee following the date of delivery via facsimile at the addressee's facsimile telephone number specified in this Section, or delivery by courier or other personal delivery, or delivery by mail addressed to, the addressee's address specified in this Section, as follows: if to Purchaser to: 3 Azrieli Center, The Triangle Building, 42nd Floor, Tel Aviv 67021, Israel, Attention: Mr. Paul Weinberg, Fax: 972-3-607-5556; and if to Seller to: 3 Azrieli Center, The Triangle Building, 42nd Floor, Tel Aviv 67021, Israel, Attention: Mr. Tal Raz,
Fax: 972-3-607-5556; or such other address or facsimile telephone number of either party hereto as may be designated hereafter by its written notice to the other party hereto in accordance with this Section.

          3.3 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by Seller, EVL and Purchaser; or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision or condition of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision or condition hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

          3.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors.

          3.5 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard to principles of conflicts of law. Each party hereby irrevocably submits to the exclusive jurisdiction of the competent courts in the Tel Aviv-Jaffa District in respect of any action, claim, suit or proceeding, arising out of or relating to this Agreement.

          3.6 Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing.

          3.7 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.





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          IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase
Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

                                        ELBIT  LTD.


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        ELBIT VFLASH, INC.


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        ELBIT VFLASH LTD.


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title: